EXPLANATORY NOTE

This Amendment No. 5 to the Offering Statement on Form 1-A filed by Prometheum, Inc. is being filed solely to amend Exhibit 6.6 and update the index to exhibits in Part III of the Offering Statement. Accordingly, this Amendment No. 5 consists only of Part I, this explanatory note, the signature page, the index to exhibits, and the amended exhibit. The Preliminary Offering Circular is unchanged and has therefore been omitted.

PART III – EXHIBITS

Index to Exhibits

Exhibit No.	Description of Exhibit

2.1	Certificate of Incorporation of Prometheum, Inc.*
2.1(a)	Amendment to Certificate of Incorporation of Prometheum, Inc.*
2.2	Amended and Restated Bylaws of Prometheum, Inc.*
3.1	Form of Warrant Agent Agreement, by and between Prometheum, Inc., a Delaware corporation and VStock Transfer, LLC, a California limited liability company.*
3.2	Form of Agent Ember Warrant*
4.1	Form of Subscription Agreement**
6.1(a)	2019 Employee Stock Option Plan**
6.1(b)	2019 Employee Token Option Plan**
6.2	Securities Purchase Agreement, dated as of December 14, 2018 by and between Prometheum, Inc. and HashKey Digital Asset Group Limited, a Hong Kong corporation.+*
6.3	Strategic Partnership and Joint Development Agreement made and entered into as of the 14th Day of December, 2018 by and between Prometheum,Inc. and Shanghai Wanxiang Blockchain Inc., a People’s Republic of China corporation.*
6.4	Technology Agreement made and entered into as of the 14th Day of December, 2018 by and among Prometheum, Inc., HashKey Digital Asset Group Limited, a Hong Kong corporation and Shanghai Wanxiang Blockchain Inc., a People’s Republic of China corporation.+*
6.5	Investor and Founders Rights Agreement, effective as of December 14, 2018, by and among Prometheum, Inc., HashKey Digital Asset Group Limited, a company organized under the laws of Hong Kong and all holders of shares of Common Stock and Ember Tokens who are founders of the Company.+*
6.6	Letter of Intent, dated August 8, 2019 between Inteliclear Clearing LLC and Prometheum, Inc.
6.7	Transfer Agent and Registrar Agreement, dated as of January 29, 2019 by and between Prometheum, Inc. a corporation duly organized and existing under the laws of the State of Delaware and VStock Transfer, LLC, a California limited liability company.+*
6.8	Administrative Services Agreement made and entered into as of March 20, 2019 by and between Prometheum, Inc., a Delaware corporation and Manorhaven Capital, LLC, a Delaware limited liability company.*
6.9	Employment Agreement, dated as of June 18, 2019 by and between Prometheum, Inc. and Kirti Naik Srikant.*
8.1	Escrow Agreement dated as of January 4, 2019 by and between Prometheum, Inc. and Cross River Bank.+*
9.1	Letter re change in certifying accountant*
9.2	Letter re change in certifying accountant*
11.1	Consent of Fruci & Associates II, PLLC*
11.2	Consent of Friedman LLP*
11.3	Consent of Gusrae Kaplan Nusbaum PLLC (included in Exhibit 12.1)
12.1	Form of Opinion of Gusrae Kaplan Nusbaum PLLC*
13.1	Testing the Waters Materials*

* Previously filed.

** To be filed by amendment.

+ Certain schedules, appendices and exhibits to this agreement have been omitted in accordance with Item 17, section 6(a) of Form 1-A. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 5, 2019.

PROMETHEUM, INC.

By:	/s/ Martin H. Kaplan
Martin H. Kaplan
Chairman, Director
(Principal Executive Officer)

By:	/s/ Aaron L. Kaplan
Aaron L. Kaplan
Co-Chief Executive Officer, Chief Financial Officer, Director
(Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Form 1-A has been signed by the following persons in the capacities and on the dates indicated.

Name	Positions	Date

/s/ Martin H. Kaplan	Chairman and Director	September 5, 2019
Martin H. Kaplan

/s/ Aaron L. Kaplan	Co-Chief Executive Officer, Chief Financial Officer and Director	September 5, 2019
Aaron L. Kaplan

/s/ Benjamin S. Kaplan	Co-Chief Executive Officer, Director	September 5, 2019
Benjamin S. Kaplan

/s/ Jerry Schneider	Director	September 5, 2019
Jerry Schneider

/s/ Dr. Xiao Feng	Director	September 5, 2019
Dr. Xiao Feng

Signatures